Exhibit 10.2

Execution Version

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of November 13, 2018 (the “Effective Date”), between TransUnion, a Delaware corporation (together with its successors and assigns, the “Company”), and James M. Peck (the “Executive” and, together with the Company, the “Parties” and each a “Party”).

RECITALS

WHEREAS, the Executive is currently serving as the President and Chief Executive Officer of the Company (together, “CEO”) pursuant to an employment agreement dated as of December 6, 2012 (the “Employment Agreement”);

WHEREAS, the Parties desire to provide for an orderly succession to a successor CEO;

WHEREAS, the Parties have agreed that the Executive will continue to serve as CEO on the terms and conditions set forth in this Agreement through and including the final adjournment of the Company’s 2019 Annual Shareholders Meeting scheduled to be held on May 8, 2019 (such date and time, the “Succession Date”);

WHEREAS, the Parties have agreed that the Executive will continue to be employed by the Company from and after the Succession Date through and including February 29, 2020 (such date or, provided the Executive’s employment with the Company does not terminate before the Succession Date, any earlier date on which the Executive’s employment with the Company may cease, the “Termination Date”) as a nonexecutive employee of the Company on the terms and conditions set forth in this Agreement; and

WHEREAS, the Executive currently serves as a member of the Board of Directors of the Company (the “Board”) and the Executive has agreed that he will resign from the Board (if still then serving) effective February 29, 2020.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and other undertakings set out below, the Parties hereby agree as follows:

1. Pre-Succession Date. During the period beginning on the Effective Date through the Succession Date (the “Pre-Succession Period”):

(a) The Executive shall continue to serve as CEO subject to and in accordance with the terms of the Employment Agreement, except as otherwise provided in this Section 1.

(b) The Executive’s duties as CEO shall be as provided in the Employment Agreement.

(c) The annual bonus provided pursuant to Section 5(b) of the Employment Agreement in respect of 2019 shall be pro-rated in respect of the portion of the Pre-Succession Period that occurs in 2019. After the Effective Date, no new incentive grants will be made pursuant to Section 5(e)(ii) of the Employment Agreement.

(d) Executive agrees that he will not have “Good Reason” to terminate his employment under the Employment Agreement by reason of any matters contemplated by this Agreement.

2. Effect on Employment Agreement. Effective as of the Succession Date, the Employment Agreement shall cease to be of any force or effect, except that the provisions of Sections 10 (Indemnification), 13 (Restrictive Covenants), 14 (Nondisparagement) and 16 (Acknowledgments) shall survive the termination of the Employment Agreement, subject as applicable to the further terms and conditions set forth in this Agreement.

3. Post-Succession Period. During the Period beginning on the Succession Date through the Termination Date (the “Post-Succession Period”):

(a) The Executive shall serve as a nonexecutive employee of the Company.

(b) The Executive’s duties shall be as set forth in Exhibit A hereto.

(c) The Parties expect that, during the Post-Succession Period, the average monthly time spent by Executive on services provided by Executive hereunder shall be more than twenty percent (20%) of the average monthly time spent by Executive on services performed by him for the Company during the thirty-six (36) months immediately preceding the Succession Date. The Executive may render such services in such locations as he shall determine in his discretion, provided that such services shall be rendered at the Company’s headquarters location from time to time to the extent necessary to properly discharge his duties hereunder.

(d) The Company shall—

(i) pay the Executive a base salary at the rate of five hundred thousand dollars ($500,000) per annum (“Post-Succession Base Salary”);

(ii) provide an annual bonus opportunity in respect of the portion of the Post-Succession Period that occurs in 2019 at a target rate of one hundred thirty percent (130%) of his Post-Succession Base Salary for such period (the “Post-Succession Target Bonus”); and

(iii) subject to the otherwise applicable terms of this Agreement, continue the Executive’s eligibility for and participation in the employee compensation and benefit plans of the Company as may be provided by the Company from time to time to similarly situated employees (the “Benefit Plans”).

For the avoidance of doubt, no annual bonus opportunity or long-term incentive grant shall be provided in respect of 2020.

(e) The Executive shall continue to comply with the applicable policies of the Company, including without limitation its Code of Business Conduct (including without limitation the provisions thereof relating to “Conflicts of interest and business opportunities”) and its policy regarding Conflicts of Interest, subject to exceptions approved by the Company in writing from time to time, which approval shall not be unreasonably withheld.

(f) The Executive shall effect transactions in the common stock of the Company, and securities denominated in, convertible into or exercisable for the common stock of the Company, owned as of the Effective Date or derived from equity awards outstanding on the Effective Date only pursuant to and in accordance with a 10b5-1 trading plan that has been executed with the Company’s stock plan administrator and approved by the Company as to form.

4. Resignation from Board and Other Positions.

(a) The Executive agrees that he shall be deemed to have resigned from the Board on February 29, 2020 (if he is still then serving on the Board), and he agrees to execute any and all further documents necessary or appropriate to further memorialize such resignation. The Executive acknowledges and agrees that he shall not be entitled to any additional or separate compensation for his service as a member of the Board.

(b) The Executive agrees that, effective as of the Succession Date, he shall be deemed to have resigned from any and all positions Executive may then hold, as applicable as a director, officer or otherwise, with the Company or its direct or indirect subsidiaries (the “Company Group”), exclusive of his position as a member of the Board, which is addressed in subsection (a), above, and he agrees to execute any and all further documents necessary or appropriate to further memorialize any or all of such resignations.

5. Restrictive Covenants. Without limiting Section 2 hereof, the restrictive covenants set forth in Section 13 of the Employment Agreement shall continue to apply through and after the Termination Date in accordance with their provisions, regardless of the time of or reason for the Executive’s employment termination, with the entirety of the Executive’s employment with the Company or a member of the Company Group treated as the “Term” for purposes thereof. The Company acknowledges and agrees that the Executive’s engagement in activities that would be permitted by Section 4(b) of the Employment Agreement (including without limitation other board service in accordance with the provisions thereof) shall not be deemed to violate Section 13 of the Employment Agreement, provided that from and after the Succession Date other board service shall be approved by the Company’s Chief Legal Officer, which approval shall not be unreasonably withheld.

6. No Additional Entitlements. The Executive understands and acknowledges that, following the Termination Date, (a) he will have no further entitlement to compensation or benefits from the Company or any other member of the Company Group, other than (i) those recited in this Agreement and (ii) subject to the otherwise applicable terms of this Agreement, any other accrued rights and entitlements that have vested as of the Termination Date under the Benefit Plans, and (b) he will have no interest in or claim of right to reinstatement, reemployment or employment with the Company. The Company acknowledges and agrees that, through and including the Termination Date, the Executive’s service with the Company shall be treated as continued employment with the Company for purposes of the Executive’s outstanding equity incentive compensation awards granted by the Company.

7. Return of Property. The Executive agrees that, on or before the Termination Date, he will return to the Company all equipment or other property issued to the Executive by the Company Group, along with all documents, notes, computer files, and other materials which the Executive had in the Executive’s possession or subject to the Executive’s control, relating to the Company Group and/or any of its customers.

8. Release of Claims.

(a) Notwithstanding any other provision of this Agreement, this Agreement shall not become effective, and shall be void and of no further force or effect unless, the Executive executes, not more than twenty-one (21) days following the Effective Date, and does not revoke as permitted in accordance with its terms, a release of claims in the form attached hereto as Exhibit B (the “Release”).

(b) During the Post-Succession Period, the Company shall not terminate Executive’s employment except for Cause (as defined in the Employment Agreement as of the Effective Date (“Cause”)) before February 17, 2020, provided that, if Executive re-executes the Release at such time, and does not revoke the Release, such that the Release first becomes irrevocable during the period from February 13, 2020 to February 16, 2020, the Company shall not terminate Executive’s employment at any time during the Post-Succession Period except for Cause.

9. Miscellaneous.

(a) Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of Illinois applicable to contracts executed in and to be performed entirely within such state, without giving effect to the conflict of law principles thereof.

(b) Modification. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Parties. No waiver by any Party at any time of any breach by another Party of, or compliance with, any condition or provision of this Agreement to be performed by the other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(c) Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

(d) Successors and Assigns.

(i) This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and permitted assigns and the Company shall require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. The Company may not assign or delegate any rights or obligations hereunder except to a successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company.

(ii) Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal personal representatives.

(e) Headings. The headings and captions in this Agreement are provided for reference and convenience only, shall not be considered part of this Agreement, and shall not be employed in the construction of this Agreement.

(f) Construction. This Agreement shall be deemed drafted equally by both the Parties, and any presumption or principle that the language is to be construed against either Party shall not apply.

(g) Notice. For the purposes of this Agreement, notices and all other communications shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by one Party to another Party or, if none, in the case of the Company, to the Company’s headquarters directed to the attention of the Company’s General Counsel and, in the case of the Executive, to the most recent address shown in the personnel records of the Company or another member of the Company Group. All notices and communications shall be deemed to have been received on the date of delivery thereof.

(h) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile or in .pdf format shall be deemed effective for all purposes.

(i) Section 409A. The Parties intend for the payments and benefits under this Agreement to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or, if not so exempt, to be paid or provided in a manner which complies with the requirements of such section, and intend that this Agreement shall be construed and administered in accordance with such intention. If any payments or benefits due to the Executive hereunder would cause the application of an accelerated or additional tax under Section 409A, such payments or benefits shall be restructured in a manner which does not cause such an accelerated or additional tax. For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following the Executive’s separation from service shall instead be paid on the first business day after the date that is six months following the Executive’s termination date (or death, if earlier).

(j) Certain Executive Acknowledgments. The Executive acknowledges that the Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on the Executive’s own judgment. The Executive acknowledges that he has had the opportunity to consult with legal counsel of his choice in connection with the drafting, negotiation and execution of this Agreement.

(k) Withholding. The Company shall be entitled to withhold (or to cause the withholding of) the amount, if any, of all taxes of any applicable jurisdiction required to be withheld by an employer with respect to any amount paid to the Executive hereunder. The Company shall make all determinations as to whether it is obligated to withhold any taxes hereunder and the amount thereof.

(l) No Jury Trial. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL), THE COMPANY AND EXECUTIVE EACH EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

(m) Entire Agreement. This Agreement, the Employment Agreement and the Benefit Plans constitute the entire agreement between the Parties and supersede all prior agreements, if any, understandings and arrangements, oral or written, between the Parties with respect to the subject matter hereof.

(n) Attorney’s Fees. The Company will reimburse (or cause to be reimbursed) the Executive’s reasonable attorney’s fees incurred in connection with the negotiation of this Agreement up to a maximum of $15,000.

[Signature Page Follows]

IN WITNESS WHEREOF, each Party has duly executed this Agreement as of the date and year first set forth above.

TRANSUNION

By:	/s/ LEO F. MULLIN
Name:	Leo F. Mullin
Title:	Chairman, Board of Directors

By:	/s/ MICHAEL J. FORDE
Name:	Michael J. Forde
Title:	Senior Vice President, Corporate Secretary

EXECUTIVE

/s/ JAMES M. PECK
James M. Peck

[Signature Page to Agreement]

Exhibit A

Post-Succession Period Duties

A.

During the Post-Succession Period, subject to the terms and conditions of the Agreement, the Executive will serve as an executive officer of the Company, with the following duties and responsibilities, and such other duties and responsibilities as the Board and the Executive may mutually agree:

1.

Consult with the successor President and CEO (“successor CEO”) at least quarterly regarding (A) overall outlook for the Company’s business, (B) strategic developments and initiatives, (C) operating results for the preceding quarter and prospectively, (D) transition matters, and (E) senior management performance.

2.	Continue to maintain familiarity with and monitor industry trends and developments;

3.	Provide, through communications with the successor CEO, on-going thought leadership, ideas and industry connections to the Company;

4.	As requested by the successor CEO, discuss with such executive or other senior executives subjects identified from time by the successor CEO; and

5.	As requested by the successor CEO, provide coaching for Company leaders.

B.	For the avoidance of doubt,

1.

during the Post-Succession Period, the Executive shall not be required to, and shall not, exercise any of the duties and responsibilities of the CEO of the Company, including as heretofore assigned to the Executive pursuant to Section 2 of his Employment Agreement, and

2.	it is understood that none of the duties and responsibilities referenced in Paragraph A above would be prohibited by subparagraph 1. of this Paragraph B.

Exhibit B

Release of Claims

This General Release of Claims (this “Release”) by James M. Peck (“Executive”) is attached to the Employment Agreement, by and among TransUnion, a Delaware corporation (together with its successors and assigns, the “Company”), and Executive, dated as of November 13, 2018 (the “Agreement”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement.

1. Release.

(a) Executive, on behalf of Executive and Executive’s heirs, executors, administrators, successors and assigns, hereby irrevocably and unconditionally releases the Releasees (as defined in Section 1(c) below) from any and all claims, liabilities, causes of action, rights, complaints, sums of money, suits, debts, covenants, contracts, agreements, promises, benefits, obligations, damages, demands or liabilities of every nature, kind and description, in law, equity or otherwise, whether known or unknown, suspected or unsuspected (collectively, “Claims”) which Executive or Executive’s heirs, executors, administrators, successors or assigns ever had, now has or may hereafter claim to have by reason of any matter, cause or thing whatsoever: (i) through the date upon which Executive signs this Release or re-executes this Release (as applicable) including, but not limited to, any such Claims relating in any way to Executive’s employment with the Company or any of the other Releasees, including, without limitation, any Claims arising out of or relating to Executive’s succession from Chief Executive Officer of the Company to a nonexecutive employee of the Company, and any such Claims arising under any federal, state, local or foreign statute or regulation or common law, including without limitation the Age Discrimination in Employment Act (ADEA), that may be legally waived and released; (ii) arising out of or relating to the termination of Executive’s employment with the Company or any of the other Releasees; or (iii) arising under or relating to any policy, agreement, plan, understanding or promise, written or oral, formal or informal, between the Company or any of the other Releasees and Executive. It is further understood and agreed that, notwithstanding any statute or common law principle, and for the purpose of implementing a full and complete release and discharge of all claims, Executive expressly acknowledges that this Release is intended to include in its effect, without limitation, all Claims which Executive does not know or suspect to exist in Executive’s favor at the time of execution or re-execution (as applicable) hereof, and that the release agreed upon herein contemplates the full extinguishment of Executive’s Claims.

(b) Notwithstanding the foregoing, the Company and Executive recognize that nothing contained in this Section 1 shall in any way release or discharge: (i) Executive’s right to bring any Claim that cannot be waived under applicable law; (ii) Executive’s right to enforce, or bring any Claim for breach of, the Employment Agreement; (iii) Executive’s right to any vested benefits, long-term incentives, and incentive compensation, including, but not limited to stock options, restricted stock units, and/or performance share units to which Executive may be entitled under any omnibus incentive plan, retirement and/or pension plan of the Company or its subsidiaries; or (iv) Executive’s right to bring any Claim for indemnification under any applicable directors and officers liability insurance policy or applicable state or federal law, as applicable (the “Excluded Claims”).

(c) For purposes of this Release, “Releasees” shall mean (i) the Company and all other members of the Company Group, and all of their respective predecessors, successors and assigns, and (ii) all past and present owners, investors, shareholders, trustees, directors, officers, partners, members, employees, agents, attorneys and representatives of each of the entities referenced in this Section 1(c) and each of their respective predecessors, successors, estates, heirs and assigns.

2. Retention of Rights

(a) Nothing in this Release prevents Executive from filing a charge with, or participating in any investigation or proceeding conducted by, the Equal Employment Opportunity Commission or any comparable federal, state or local government agency.

(b) Nothing in this Release prevents Executive from reporting possible violations of law or regulations to any governmental agency or legislative body, or any self-regulatory organization, or making other disclosures that are protected under the whistleblower provisions of federal, state or local law or regulation. Executive does not need the prior authorization of the Company to make any such reports or disclosures and Executive is not required to notify the Company that Executive has made such reports or disclosures.

3. Attorney Consultation; Voluntary Agreement. Executive acknowledges that (a) the Company has advised Executive to consult with an attorney of Executive’s own choosing before signing this Release or re-executing this Release (as applicable), (b) Executive has been given the opportunity to seek the advice of counsel, (c) Executive has carefully read and fully understands all of the provisions of this Release, (d) the release provided herein specifically applies to any rights or claims Executive may have against the Releasees pursuant to the ADEA, (e) Executive is entering into this Release knowingly, freely and voluntarily in exchange for good and valuable consideration to which Executive is not otherwise entitled, and (f) Executive has the full power, capacity and authority to enter into this Release.

4. Period of Review and Revocation Rights.

(a) Executive understands and agrees that Executive has twenty-one (21) days following Executive’s receipt of this Release to review this Release and its terms and to reflect upon them and consider whether Executive wants to sign it, although Executive may sign it sooner. Executive agrees that any modifications, material or otherwise, made to the Agreement after the date the Company provided this Release to Executive do not restart or affect in any manner the original twenty-one (21) day consideration period. Executive understands and agrees that Executive may accept this Release by signing and returning it within the applicable time frame to the attention of the Company’s Chief Legal Officer at TransUnion, 555 West Adams Street, Chicago, IL 60661.

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(b) Executive further acknowledges that Executive will have seven (7) calendar days following Executive’s signing of this Release within which to revoke the terms of this Release. If Executive chooses to revoke his consent to this Release, the revocation must be in writing and delivered to the attention of the Company’s Chief Legal Officer at the address above no later than seven (7) calendar days after Executive has signed this Release. In the event of such revocation by Executive upon its execution or re-execution, as the case may be, this Release shall be null and void in its entirety as to such execution or re-execution, as applicable. Provided that Executive does not revoke this Release, this Release shall become effective on the eighth (8th) calendar day following the date of Executive’s signing of this Release.

* * *

IN WITNESS WHEREOF, Executive has executed this Release on the date set forth below.

James M. Peck

Date Executed:
(Signature)

* * *

IN WITNESS WHEREOF, Executive has re-executed this Release on the date set forth below.

Date Re-executed:
(Signature)

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